Exhibit 99.1

Clean Energy Reports 98.7 Million Gallons Delivered and Revenue of $96.2 Million for Fourth Quarter of 2018

NEWPORT BEACH, Calif.—(BUSINESS WIRE) — Clean Energy Fuels Corp. (Nasdaq: CLNE) (“Clean Energy” or the “Company”) today announced its operating results for the fourth quarter and year ended December 31, 2018.

Andrew J. Littlefair, Clean Energy’s President and Chief Executive Officer, stated “We’re exiting 2018 with good volume growth and excellent momentum from a successful year. Our operating results for 2018 were the best in the past five years and we finished 2018 with more cash and investments than debt, this after paying down $185.5 million in convertible debt during the year leaving us with only $50 million of convertible debt due in July 2020. We go into 2019 with two of the largest energy companies in the world, Total and BP, as key partners. Total is our largest shareholder and has been instrumental in supporting our exciting Zero Now truck financing program, while during the fourth quarter we expanded our relationship with BP allowing us to accelerate and expand the distribution of our Redeem renewable fuel. These are strong relationships and we’re excited for what the future holds.”

The Zero Now truck financing program offers exclusive pricing that allows fleets to acquire new natural gas trucks for the price of a diesel truck, a five year engine warranty and a fuel price that is guaranteed to be less than diesel for at least five years.

The Company delivered 98.7 million gallons in the fourth quarter of 2018, a 14.2% increase from 86.4 million gallons delivered in the fourth quarter of 2017. This increase was due to growth in CNG and LNG volumes principally from increased Redeem sales. For the year ended December 31, 2018, the Company delivered 365.5 million gallons, a 4.0% increase from 351.4 million gallons delivered for the year ended December 31, 2017. This increase was due to growth in CNG volumes partially offset by a reduction in LNG volumes resulting from the non-renewal of two contracts and a decrease in RNG volumes for non-vehicle fuel that were included in contracts sold to BP Products North America, Inc. (“BP”) in the Company’s sale of its upstream RNG production business to BP in March 2017 (the “BP Transaction”).

The Company’s revenue for the fourth quarter of 2018 was $96.2 million, driven by an increase in volume-related revenue, reflecting higher volumes delivered and a continued strong demand for renewable natural gas. Also included in the volume- related revenue for the fourth quarter of 2018 was $10.3 million of unrealized gains on commodity swap contracts the Company entered into in connection with the Company’s Zero Now truck financing program. Station construction revenue was $4.6 million for the fourth quarter of 2018, compared to $17.8 million for the fourth quarter of 2017, which included a higher number of full station builds. Revenue for the fourth quarter of 2017 included $5.9 million in compressor sales whereas in 2018 the Company did not record any such sales, due to the Company combining its compressor manufacturing business (“CEC”) with Landi Renzo S.p.A’s compressor manufacturing business in December 2017 (the “CEC Combination”).

On a GAAP basis, net income for the fourth quarter of 2018 was $6.9 million, or $0.03 per share, compared to a net loss of $(28.3) million, or $(0.19) per share, for the fourth quarter of 2017. The fourth quarter of 2018 was positively impacted by the $10.3 million in unrealized gains on commodity swap contracts. The fourth quarter of 2017 was negatively impacted by a $6.5 million loss from the CEC Combination and a $7.0 million charge related to the invalidation of tradable credits the Company generates by selling natural gas as a vehicle fuel in connection with temporary restrictions imposed on the Company’s account for these credits pending completion of an administrative review (the “LCFS charge”).

Revenue for 2018 was $346.4 million, a 1.4% increase from $341.6 million for 2017. Revenue for 2017 included $23.5 million of compressor sales related to CEC, whereas no such sales were reported in 2018 as discussed above. The Company recognized $26.7 million in revenue from the U.S. federal tax credits for alternative fuels (“AFTC”) in 2018. The AFTC, which had expired on December 31, 2016, was reinstated on February 9, 2018 to apply to vehicle fuel sales made from January 1, 2017 through December 31, 2017, but is not presently available for fuel sales made after 2017. Volume -related revenue increased year -over -year due to higher revenue on incremental volumes delivered as well as the $10.3 million in unrealized gains on commodity swap contracts in 2018 and an $8.5 million increase in revenue from sales of certain tradable credits in 2018 due to the temporary restrictions imposed on the Company’s account for these credits in certain 2017 periods that resulted in the LCFS charge. Station construction revenue declined by $26.4 million year -over -year due to fewer full station and station upgrade projects in process in 2018.

On a GAAP basis, net loss for 2018 was $(3.8) million, or $(0.02) per share, compared to a net loss for 2017 of $(79.2) million, or $(0.53) per share. The net loss in 2018 was partially offset by the AFTC revenue and the unrealized gains on commodity swap contracts. The net loss in 2017 included a $70.7 million gain from the BP Transaction which was offset by the loss from the CEC Combination and $81.1 million in asset impairments and other cash and non-cash charges resulting from the LCFS charge and steps taken in the third quarter of 2017 to minimize and eliminate underperforming assets and lower operating expenses going forward (collectively, “Asset Impairments and Other Charges”).

Non-GAAP loss per share and Adjusted EBITDA for the fourth quarter of 2018 was $(0.01) and $12.7 million, respectively. Non-GAAP loss per share and Adjusted EBITDA for the fourth quarter of 2017 was $(0.18) and $(9.7) million, respectively, which included the loss from the CEC Combination and the LCFS charge.

Non-GAAP loss per share and Adjusted EBITDA for 2018 was $(0.03) and $59.7 million, respectively, which included the AFTC revenue recognized in the period. Non-GAAP loss per share and Adjusted EBITDA for 2017 was $(0.47) and $0.2 million, respectively, which included the gain from the BP Transaction, the Asset Impairments and Other Charges, and the loss from the CEC Combination

Non-GAAP loss per share and Adjusted EBITDA are described below and reconciled to GAAP net income (loss) and GAAP income (loss) per share attributable to Clean Energy Fuels Corp.

Non-GAAP Financial Measures

To supplement the Company’s unaudited condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company uses non-GAAP financial measures that it calls non-GAAP loss per share (“non-GAAP EPS” or “non-GAAP loss per share”) and adjusted EBITDA (“Adjusted EBITDA”). Management presents non-GAAP EPS and Adjusted EBITDA because it believes these measures provide meaningful supplemental information regarding the Company’s performance, for the following reasons: (1) these measures allow for greater transparency with respect to key metrics used by management, as management uses these measures to assess the Company’s operating performance and for financial and operational decision-making; (2) these measures exclude the impact of items that management believes are not directly attributable to the Company’s core operating performance and may obscure trends in the business; and (3) these measures are used by institutional investors and the analyst community to help analyze the Company’s business. In future quarters, the Company may make adjustments for other expenditures, charges or gains in order to present non-GAAP financial measures that the Company’s management believes are indicative of the Company’s core operating performance.

Non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, the Company’s GAAP results. The Company expects to continue reporting non-GAAP financial measures, adjusting for the items described below (and/or other items that may arise in the future as the Company’s management deems appropriate), and the Company expects to continue to incur expenses, charges or gains similar to the non-GAAP adjustments described below. Accordingly, unless expressly stated otherwise, the exclusion of these and other similar items in the presentation of non-GAAP financial measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Non-GAAP EPS and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to GAAP income (loss), GAAP income (loss) per share or any other GAAP measure as an indicator of operating performance. Moreover, because not all companies use identical measures and calculations, the Company’s presentation of non-GAAP EPS and Adjusted EBITDA may not be comparable to other similarly titled measures used by other companies.

Non-GAAP EPS

Non-GAAP EPS, which the Company presents as a non-GAAP measure of its performance, is defined as net income (loss) attributable to Clean Energy Fuels Corp., plus stock-based compensation expense, plus (minus) loss (income) from equity method investments, and plus (minus) any loss (gain) from changes in the fair value of derivative instruments, the total of which is divided by the Company’s weighted-average shares outstanding on a diluted basis. The Company’s management believes excluding non-cash expenses related to stock-based compensation provides useful information to investors regarding the Company’s performance because of the varying available valuation methodologies, the volatility of the expense (which depends on market forces outside of management’s control), the subjectivity of the assumptions and the variety of award types that a company can use, which may obscure trends in a company’s core operating performance. Similarly, as a result of the CEC Combination in the fourth quarter of 2017, the Company’s management believes excluding the non-cash results from equity method investments is useful to investors because these charges are not part of or representative of the core operations of the Company. In addition, the Company’s management believes excluding the non-cash loss (gain) from changes in the fair value of derivative instruments is useful to investors because the valuation of the derivative instruments is based on a number of subjective assumptions, the amount of the loss or gain is derived from market forces outside of management’s control, and the exclusion of these amounts enables investors to compare the Company’s performance with other companies that do not use, or use different forms of, derivative instruments.

The table below shows GAAP and non-GAAP EPS and also reconciles GAAP net income (loss) attributable to Clean Energy Fuels Corp. to an adjusted net income (loss) figure used in the calculation of non-GAAP EPS:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per-share amounts)	2017	2018	2017	2018
GAAP Net Income (Loss) Attributable to Clean Energy Fuels Corp.	$(28,347)	$6,862	$(79,237)	$(3,790)
Stock -Based Compensation	1,519	995	8,423	5,307
Loss (Gain) from Equity Method Investments	31	(16)	131	2,723
Loss (Gain) from Change in Fair Value of Derivative Instruments	(7)	(9,687)	(46)	(9,788)
Adjusted (Non-GAAP) Net Loss	$(26,804)	$(1,846)	$(70,729)	$(5,548)
Weighted -Average Common Shares Outstanding Diluted	151,326,494	207,579,171	150,430,239	180,655,435
GAAP Income (Loss) Per Share Attributable to Clean Energy Fuels Corp.	$(0.19)	0.03	$(0.53)	$(0.02)
Non-GAAP Loss Per Share	$(0.18)	$(0.01)	$(0.47)	$(0.03)

Adjusted EBITDA

Adjusted EBITDA, which the Company presents as a non-GAAP measure of its performance, is defined as net income (loss) attributable to Clean Energy Fuels Corp., plus (minus) income tax expense (benefit), plus interest expense, minus interest income, plus depreciation and amortization expense, plus stock-based compensation expense, plus (minus) loss (income) from equity method investments, and plus (minus) any loss (gain) from changes in the fair value of derivative instruments. The Company’s management believes Adjusted EBITDA provides useful information to investors regarding the Company’s performance for the same reasons discussed above with respect to non-GAAP EPS. In addition, management internally uses Adjusted EBITDA to determine elements of executive and employee compensation.

The table below shows Adjusted EBITDA and also reconciles this figure to GAAP net income (loss) attributable to Clean Energy Fuels Corp.:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2017	2018	2017	2018
GAAP Net Income (Loss) Attributable to Clean Energy Fuels Corp.	$(28,347)	$6,862	$(79,237)	$(3,790)
Income Tax Expense (Benefit)	269	75	(1,914)	341
Interest Expense	4,285	2,798	17,751	15,924
Interest Income	(341)	(664)	(1,497)	(2,857)
Depreciation and Amortization	12,857	12,354	56,614	51,850
Stock -Based Compensation	1,519	995	8,423	5,307
Loss (Gain) from Equity Method Investments	31	(16)	131	2,723
Loss (Gain) from Change in Fair Value of Derivative Instruments	(7)	(9,687)	(46)	(9,788)
Adjusted EBITDA	$(9,734)	$12,717	$225	$59,710

Definition of “Gallons Delivered”

The Company defines “gallons delivered” as its gallons of renewable natural gas (“RNG”), compressed natural gas (“CNG”) and liquefied natural gas (“LNG”), along with its gallons associated with providing operations and maintenance services, in each case delivered to its customers in the applicable period, plus the Company’s proportionate share of gallons delivered by joint ventures in the applicable period.

The table below shows gallons delivered for the three months and years ended December 31, 2017 and 2018:

	Three Months Ended December 31,		Year Ended December 31,
Gallons Delivered (in millions)	2017	2018	2017	2018
CNG	70.3	79.5	283.4	299.5
LNG	16.1	19.2	66.1	66.0
RNG(1)	—	—	1.9	—
Total	86.4	98.7	351.4	365.5
(1) Represents RNG sold as non-vehicle fuel. RNG sold as vehicle fuel, is sold under the brand named as Redeem™, and is included in this table in the CNG or LNG amounts as applicable based on the form in which it was sold.
Sources of Revenue
The following table represents the Company’s sources of revenue for the three months and years ended December 31, 2017 and 2018:

	Three Months Ended December 31,		Year Ended December 31,
Revenue (in millions)	2017	2018	2017	2018
Volume -Related(1)	$64.9	$88.9	$264.9	$286.7
Station Construction Sales	17.8	4.6	51.9	25.5
AFTC	—	—	—	26.7
Compressor Sales	5.9	—	23.5	—
Other	0.7	2.7	1.3	7.5
Total	$89.3	$96.2	$341.6	$346.4
(1) For the three months and year ended December 31, 2018, volume -related revenue includes an unrealized gain from the change in fair value of commodity swap contracts of $10.3 million.

2019 Outlook

GAAP net loss for 2019 is expected to range from $12.0 million to $18.0 million, assuming no AFTC, which is not presently available, and no unrealized gains or losses on commodity swap contracts. Legislative circumstances impacting the AFTC and changes in diesel and natural gas market conditions resulting in unrealized gains or losses on the Company’s commodity swap contracts could significantly impact the Company’s estimated GAAP net loss for 2019. Adjusted EBITDA for 2019 is expected to range from $50.0 million to $55.0 million, assuming no AFTC. These expectations also exclude the impact of any acquisitions, divestitures or other extraordinary transactions that may occur in 2019. Additionally, the expectations regarding 2019 Adjusted EBITDA assume the calculation of this non-GAAP financial measure in the same manner as described below and without adjustments for any other items that may arise during 2019 and that management deems appropriate to exclude. These expectations are forward-looking statements and are qualified by the statement under “Safe Harbor Statement” below.

(in thousands)	2019 Outlook
GAAP Net Loss Attributable to Clean Energy Fuels Corp.	$ (12,000) - $ (18,000)
Income Tax Expense (Benefit)	—
Interest Expense	6,000 - 8,000
Interest Income	(900) - (1,300)
Depreciation and Amortization	53,000 - 55,000
Stock -Based Compensation	6,000 - 7,000
Loss (Gain) from Equity Method Investments	—
Loss (Gain) from Change in Fair Value of Derivative Instruments	—
Adjusted EBITDA	$ 50,000 - $ 55,000

Today’s Conference Call

The Company will host an investor conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific). Investors interested in participating in the live call can dial 1.877.407.4018 from the U.S. and international callers can dial 1.201.689.8471. A telephone replay will be available approximately two hours after the call concludes through Friday, April 12, 2019, by dialing 1.844.512.2921 from the U.S., or 1.412.317.6671 from international locations, and entering Replay Pin Number 13687760. There also will be a simultaneous live webcast available on the Investor Relations section of the Company’s web site at www.cleanenergyfuels.com, which will be available for replay for 30 days.

About Clean Energy Fuels

Clean Energy Fuels Corp. is the leading provider of natural gas fuel for transportation in North America. We build and operate CNG and LNG vehicle fueling stations; manufacture CNG and LNG equipment and technologies; and deliver more CNG and LNG vehicle fuel than any other company in the United States. Clean Energy also sells Redeem™ RNG fuel and believes it is the cleanest transportation fuel commercially available, reducing greenhouse gas emissions by up to 70%. For more information, visit www.cleanenergyfuels.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements about, among other things, the Company’s expectations regarding its 2019 results; the Company’s ability to convert heavy -duty truck fleets with whom it is in discussions into participants in the Company’s Zero Now truck financing program; the success of the Zero Now program generally and its impact, if any, on the U.S. natural gas trucking market and the Company’s performance, financial condition and ability to execute its strategic initiatives; the state of the natural gas vehicle fuels market, including the level of adoption of natural gas vehicle fuels generally, and specifically in the trucking sector, and with respect to renewable natural gas; and the Company’s supply agreement with BP and its effect, if any, on the Company’s Redeem renewable natural gas business.

Forward-looking statements are statements other than historical facts and relate to future events or circumstances or the Company’s future performance, and they are based on the Company’s current assumptions, expectations and beliefs concerning future developments and their potential effect on the Company and its business. As a result, actual results, performance or achievements and the timing of events could differ materially from those anticipated in or implied by these forward-looking statements as a result of many factors including, among others: the willingness of fleets and other consumers to adopt natural gas as a vehicle fuel, and the rate and level of any such adoption; future supply, demand, use and prices of crude oil, gasoline, diesel, natural gas, and other vehicle fuels, including overall levels of and volatility in these factors; natural gas vehicle and engine cost, fuel usage, availability, quality, safety, convenience, design and performance, as well as operator perception with respect to these factors, in general and in the Company’s key customer markets, including heavy-duty trucking; the Company’s ability to execute its Zero Now truck financing program, a key strategic initiatives related to the market for natural gas heavy-duty trucks and the impact of this initiative on the Company’s business, prospects, performance and liquidity; the Company’s ability to capture a substantial share of the market for alternative vehicle fuels and vehicle fuels generally and otherwise compete successfully in these markets, including in the event of improvements in or perceived advantages of non-natural gas vehicle fuels or engines powered by these fuels or other competitive developments; the availability of environmental, tax and other government regulations, programs and incentives that promote natural gas, such as AFTC, or other alternatives as a vehicle fuel, including long-standing support for gasoline- and diesel-powered vehicles and growing support for electric and hydrogen-powered vehicles that could result in programs or incentives that favor these or other vehicles or vehicle fuels over natural gas; future availability of capital, which may include equity or debt financing, in the amounts and at the times needed to fund the growth of the Company’s business, repayment of its debt obligations (whether at or before their due dates) or other expenditures, as well as the terms and other effects of any such capital-raising transaction; the effect of, or potential for changes to federal, state or local greenhouse gas emissions regulations or other environmental regulations applicable to natural gas production, transportation or use; the Company’s ability to manage and grow its RNG business, in particular after the BP Transaction, including its ability to continue to receive revenue from sales of tradable credits the Company generates by selling conventional and renewable natural gas as vehicle fuel and the effect of any increase in competition for RNG supply; the Company’s ability to accurately predict natural gas vehicle fuel demand in the geographic and customer markets in which it operates and effectively calibrate its strategies, timing and levels of investments to be consistent with this demand; the Company’s ability to recognize the anticipated benefits of its CNG and LNG station network; construction, permitting and other factors that could cause delays or other problems at station construction projects; the Company’s compliance with all applicable government regulations; the Company’s ability to execute and realize the intended benefits of any mergers, acquisitions, divestitures, investments or other strategic measures, transactions or relationships; and general political, regulatory, economic and market conditions.

The forward-looking statements made in this press release speak only as of the date of this press release and the Company undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. The Company’s periodic reports filed with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K, filed on March 12, 2019, contain additional information about these and other risk factors that may cause actual results to differ materially from the forward-looking statements contained in this press release.

Investor Contact:

investors@cleanenergyfuels.com

News Media Contact:

Raleigh Gerber

Manager of Corporate Communications

949.437.1397

Clean Energy Fuels Corp. and Subsidiaries

Consolidated Balance Sheets

 (In thousands, except share and per share data)

	December 31, 2017	December 31, 2018
Assets
Current assets:
Cash, cash equivalents and current portion of restricted cash	$37,208	$30,624
Short-term investments	141,462	65,646
Accounts receivable, net of allowance for doubtful accounts of $1,276 and $1,919 as of December 31, 2017 and 2018, respectively	63,961	68,865
Other receivables	19,235	15,544
Inventory	35,238	34,975
Prepaid expenses and other current assets	7,793	8,444
Derivative assets, related party	—	1,508
Total current assets	304,897	225,606
Land, property and equipment, net	367,305	350,568
Long-term portion of restricted cash	—	4,000
Notes receivable and other long-term assets, net	21,397	17,470
Long-term portion of derivative assets, related party	—	8,824
Investments in other entities	30,395	26,079
Goodwill	64,328	64,328
Intangible assets, net	3,590	2,207
Total assets	$791,912	$699,082
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt and capital lease obligations	$139,699	$5,405
Accounts payable	17,901	19,024
Accrued liabilities	42,268	48,469
Deferred revenue	3,432	7,361
Total current liabilities	203,300	80,259
Long-term portion of debt, capital lease and financing lease obligations	120,388	78,779
Other long-term liabilities	18,566	15,035
Total liabilities	342,254	174,073
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value. Authorized 1,000,000 shares; issued and outstanding no shares	—	—
Common stock, $0.0001 par value. Authorized 224,000,000 shares and 304,000,000 shares as of December 31, 2017 and 2018, respectively; issued and outstanding 151,650,969 shares and 203,599,892 shares as of December 31, 2017 and 2018, respectively	15	20
Additional paid-in capital	1,111,432	1,198,769
Accumulated deficit	(683,570)	(688,653)
Accumulated other comprehensive loss	(887)	(2,138)
Total Clean Energy Fuels Corp. stockholders’ equity	426,990	507,998
Noncontrolling interest in subsidiary	22,668	17,011
Total stockholders’ equity	449,658	525,009
Total liabilities and stockholders’ equity	$791,912	$699,082

Clean Energy Fuels Corp. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2018	2017	2018
Revenue:
Product revenue	$75,545	$87,027	$287,292	$307,839
Service revenue	13,755	9,202	54,307	38,580
Total revenue	89,300	96,229	341,599	346,419
Operating expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below):
Product cost of sales	58,107	54,851	216,413	194,509
Service cost of sales	6,192	4,820	26,258	18,415
Inventory valuation provision	—	—	13,158	—
Change in fair value of derivative warrants	(7)	644	(46)	543
Selling, general and administrative	23,801	20,005	95,715	77,207
Depreciation and amortization	12,857	12,354	56,614	51,850
Asset impairments and other charges	7,268	—	67,934	—
Total operating expenses	108,218	92,674	476,046	342,524
Operating income (loss)	(18,918)	3,555	(134,447)	3,895
Interest expense	(4,285)	(2,798)	(17,751)	(15,924)
Interest income	341	664	1,497	2,857
Other income (expense), net	167	(440)	139	(566)
Income (loss) from equity method investments	(31)	16	(131)	(2,723)
Gain from extinguishment of debt, net	—	—	3,195	—
Gain from sale of subsidiary	772	4,782	70,658	4,782
Loss from formation of equity method investment	(6,465)	—	(6,465)	(1,163)
Income (loss) before income taxes	(28,419)	5,779	(83,305)	(8,842)
Income tax benefit (expense)	(269)	(75)	1,914	(341)
Net income (loss)	(28,688)	5,704	(81,391)	(9,183)
Loss attributable to noncontrolling interest	341	1,158	2,154	5,393
Net income (loss) attributable to Clean Energy Fuels Corp.	$(28,347)	$6,862	$(79,237)	$(3,790)
Income (loss) per share:
Basic	$(0.19)	$0.03	$(0.53)	$(0.02)
Diluted	$(0.19)	$0.03	$(0.53)	$(0.02)
Weighted-average common shares outstanding:
Basic	151,326,494	203,529,685	150,430,239	180,655,435
Diluted	151,326,494	207,579,171	150,430,239	180,655,435